Exhibit 4.6

FIFTH AMENDMENT

to the

RIGHTS AGREEMENT

between

REDBACK NETWORKS INC.

and

U.S. STOCK TRANSFER CORPORATION

This Fifth Amendment (this “Amendment”) to the Rights Agreement is made and entered into as of December 19, 2006 between REDBACK NETWORKS INC., a Delaware corporation (the “Company”), and U.S. STOCK TRANSFER CORPORATION, as Rights Agent (the “Rights Agent”).

B A C K G R O U N D

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of June 12, 2001, which was amended on May 21, 2002, October 2, 2003, January 5, 2004 and May 9, 2006 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effect of Amendment. Except as and to the extent expressly provided by this Amendment, the Rights Agreement and the exhibits thereto, shall be and remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

3. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding the following new sentence:

“Notwithstanding the foregoing, neither Telefonaktiebolaget LM Ericsson (publ), nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of a Stock Acquisition Date, a Distribution Date or a Flip-In Event shall be deemed to occur and the Rights will not separate from the Common Stock, in each case, by reason of the execution, delivery, adoption, performance or consummation of the transactions contemplated pursuant to (i) the Agreement and Plan of Merger, dated as of

December 19, 2006, by and among the Company, Telefonaktiebolaget LM Ericsson (publ) and Maxwell Acquisition Corporation (including any amendment or supplement thereto, the “Merger Agreement”), and (ii) the Support Agreement (as defined in the Merger Agreement).”

4. Amendment of Section 7. Section 7 of the Rights Agreement is hereby amended by adding the following provision immediately following clause (a)(iii) thereof:

“or (iv) the Effective Time (as defined in the Merger Agreement).”

5. Effective Date. This Amendment shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement and the Support Agreement; provided, however, that this Amendment shall automatically terminate (if at all) and be of no further force or effect on the date on which the Merger Agreement is terminated in accordance with its terms.

6. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

7. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

8. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction thereof.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

REDBACK NETWORKS INC.

By:	/s/ Thomas L. Cronan III
Name:	Thomas L. Cronan III
Title:	Senior Vice President of Finance and Administration and Chief Financial Officer

U.S. STOCK TRANSFER CORPORATION as Rights Agent

By:	/s/ William Garza
Name:	William Garza
Title:	Vice President

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